Exhibit 99.1

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 10, 2024…...........On January 10, 2024, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.205 per share payable March 15, 2024, to shareholders of record at the close of business on February 15, 2024. The Company’s annual dividend rate on its Common Stock is $0.82 per share.

Also, on January 10, 2024, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from December 1, 2023, through February 29, 2024, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable March 15, 2024, to shareholders of record at the close of business on February 15, 2024. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Contact: Nelli Madden

732-577-9997

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